Exhiibit 99.2

SINO-GLOBAL ANNOUNCES RESULTS OF
ANNUAL GENERAL MEETING OF SHAREHOLDERS

Beijing, November 22, 2011 – Sino-Global Shipping America, Ltd. (Nasdaq: SINO), a leading non-state-owned provider of shipping agency services operating primarily in China, today announced that it held its 2011 Annual General Meeting of Shareholders on November 14, 2011.  All of the proposals submitted for shareholders’ approval at the annual meeting have been approved.  Specifically, the shareholders have passed resolutions approving:

1.	The re-election of Cao Lei and Joseph Jhu as Class II directors of the Company, and

2.	The ratification of the re-appointment of Friedman LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2012.

About Sino-Global Shipping America, Ltd.

Registered in the United States in 2001 and operating primarily in mainland China, Sino-Global is a leading, non-state-owned provider of high-quality shipping agency services. With local branches in most of China's main ports and contractual arrangements in all those where it does not have branch offices, Sino-Global is able to offer efficient, high-quality shipping agency services to shipping companies entering Chinese ports. With a subsidiary in Perth, Australia, where it has a contractual relationship with a local shipping agency, Sino-Global provides complete shipping agent services to companies involved in trades between Chinese and Australian ports. Sino-Global also operates a subsidiary in Hong Kong, China, to provide comprehensive shipping agent services to vessels going to and from one of the world's busiest ports.

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